Exhibit 1.01
Conflict Minerals Report
For Calendar Year 2014

This is The Walt Disney Company’s 2014 Conflict Minerals Report pursuant to Rule 13p-1 of the Securities and Exchange Commission (the “Conflict Minerals Rule”).
Background
The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in five business segments: Media Networks, Parks and Resorts, Studio Entertainment, Consumer Products and Interactive. For convenience, the terms “Company,” "Disney" and “we” are used in this report to refer collectively to the parent company and its subsidiaries through which our various businesses are actually conducted.
The Company derives the vast majority of its revenues from the licensing of intellectual property, the sale of advertising time, and charges for entertainment, lodging and associated food and beverage sales at its theme parks, resorts, and cruise lines. We also derive revenue from the sales of physical products (such as physical copies of films and music, books, magazines and comic books) that we have determined do not include columbite-tantalite, cassiterite, gold, wolframite or their derivatives (collectively, the "Subject Minerals") as necessary to the products’ functionality or production (“necessary Subject Minerals”).
The products we sell that may include necessary Subject Minerals are items such as clothing, accessories, toys, jewelry and other consumer goods. We classify these items together as retail merchandise, and that is the product category covered by this report. We sell many of these items directly through Disney Stores throughout the world and at our entertainment venues, including our parks and resorts. We also sell retail merchandise wholesale to other retailers.
The sale of retail merchandise constituted less than 10% of our revenue in calendar 2014. The number of individual items sold is, however, large. We estimate that we sold retail merchandise with approximately 140,000 different SKUs in calendar 2014. Moreover, due to the dynamic nature of our business, the specific items we sell change rapidly, with many items being sold for only a brief period, to be replaced by other items sourced from other suppliers within a few months.
The Company does not manufacture any of the retail merchandise it sells, sourcing the specific merchandise items that may contain Subject Minerals from over 1,300 suppliers in calendar 2014. We believe that many of our suppliers themselves source components of these items from numerous other suppliers, and our direct suppliers are often many steps removed from the source of the raw materials contained in the items. In addition, we believe that in many cases the items we acquire from a supplier represent a small portion of the supplier’s total production.
The number, diversity and frequent turnover of items of retail merchandise we sell, the number and turnover of suppliers, and our remote position in the supply chain make it very difficult for us to determine and track the source of individual items, the nature of the raw materials included in the items, and the source of those raw materials.

Disney’s Supply Chain Program
In 2013, we created an integrated supply chain management function to better coordinate supply chain practices across the Company. In 2013, we also developed a Conflict Minerals Compliance Program (the “Program”) focused on identifying suppliers of retail merchandise that may contain necessary Subject Minerals and gathering information about the supply chain practices of those suppliers.
The Program includes: (1) reasonable inquiry into the country of origin of any necessary Subject Minerals; and (2) appropriate diligence into whether any necessary Subject Minerals that may have originated in the Democratic Republic of the Congo or adjoining countries (“Covered Countries”) support armed conflict.

1.	Reasonable Country of Origin Inquiry

Based on lists of historic suppliers of retail merchandise updated through interviews with sourcing managers, we compile a list each year of the suppliers we are able to identify as supplying retail merchandise in that year that may contain necessary Subject Minerals.
Each year, we distribute a survey to these suppliers regarding their supply chain practices relating to Subject Minerals. The 2014 survey was based on the Conflict Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template, revision 3.02. We supplemented this template with additional questions designed to provide visibility into our suppliers’ sourcing activities, including the basis for their responses regarding the source of Subject Minerals in the retail merchandise they supplied to us. In order to maximize response rates to the survey, we sent all suppliers a notice in advance of the survey and up to three reminders following initial delivery of the survey.
In 2014, we identified 1,365 suppliers of retail merchandise and received responses from 542 (40%) of these suppliers. The vast majority of the suppliers who completed the survey responded that the retail merchandise they supplied us did not contain any necessary Subject Minerals. Based on survey responses and our further review of the retail merchandise supplied, we identified 22 suppliers who manufactured retail merchandise for us that contained necessary Subject Minerals.
Of these 22 suppliers, 19 either (i) responded that they could not determine the country of origin of all of the Subject Minerals in retail merchandise they manufactured for us or (ii) responded that the Subject Minerals in retail merchandise they manufactured for us did not originate in a Covered Country, but their survey responses indicated that they did not have a supply chain management program that would be capable of reliably determining the source of necessary Subject Minerals in the retail merchandise they supplied to us. The remaining three suppliers responded that the Subject Minerals in retail merchandise they manufactured for us did not originate in a Covered Country and we determined that that information was reliable.

2.	Due Diligence Measures

The due diligence aspects of the Program have been designed in conformance with the guidance set forth in the Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition (OECD Guidance). The due diligence aspects of our program include:

Internal Management Structure. We have established a Conflict Minerals Steering Committee comprised of executive-level representatives. The Committee is responsible for providing governance and oversight over the execution of the Program and for monitoring the Program’s compliance with regulatory requirements and satisfaction of enterprise goals. The day-to-day implementation of the Program is conducted by a Conflict Minerals Project Team within our supply chain organization, which reports to an executive officer of the Company.
Conflict Minerals Policy. The Conflict Minerals Steering Committee adopted a Conflict Minerals Policy, which sets forth the steps we are taking to comply with the Conflict Minerals Rule. These steps include: the establishment of the internal management structure described above; engagement with suppliers as described in this report; reporting required by the Conflict Minerals Rule; and monitoring developments relating to conflict minerals with an eye to enhancing the Program. Our policy was distributed to suppliers who may supply us with products covered by the rule and is posted on our web site at http://thewaltdisneycompany.com/citizenship/policies/conflict-minerals-policy. The policy includes a mechanism for reporting concerns or asking questions regarding the policy.
Identification and Response to Risks. Based on our assessment of survey responses in 2014, we implemented due diligence measures with respect to suppliers who (1) may have manufactured retail merchandise for us containing Subject Minerals and (2) had not reliably demonstrated that the Subject Minerals were not sourced from Covered Countries. These measures included:

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Targeted follow-up with suppliers who did not initially respond to the survey and who were either (1) among the top 100 suppliers to us of merchandise for resale (by dollar volume) or (2) supplied items we believed were more likely than others to contain Subject Minerals. As a result of this targeted contact, we ultimately received information from 69% of the top 100 suppliers and all of the suppliers supplying items we believed were likely to contain Subject Minerals.

•	Requests for additional information from suppliers who supplied items we believed are likely to contain Subject Minerals if their response indicated their items did not contain Subject Minerals.

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Requests for additional information from suppliers who we determined supplied items containing Subject Minerals and who provided information that was insufficient for us to reliably determine the source of Subject Minerals in retail merchandise manufactured for us.

•	Encouragement of suppliers who provided insufficient information regarding their supply chain to develop more robust supply chain information programs and policies.

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Encouragement of suppliers who may have sourced Subject Minerals (or product components from sub-suppliers who may have sourced Subject Minerals) from Covered Countries to source from smelters and refiners who are compliant with the relevant Conflict-Free Smelter Program (“CFSP”) assessment protocols of the CFSI.

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Supported the CFSI, an industry initiative that audits smelters’ and refiners’ due diligence activities. The data on which we relied for certain statements in this report was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report for member DISN.

Smelters, Refiners and Countries of Origin

Eleven of the 22 suppliers who manufactured retail merchandise for us that contained necessary Subject Minerals identified 122 smelters or refiners (verified by the CFSP as legitimate smelters or refiners) that supplied them with Subject Minerals. These eleven suppliers included the three suppliers who we were able to determine were not sourcing from Covered Countries. Although we cannot determine whether retail merchandise manufactured for us contained Subject Minerals from each of these 122 smelters and refiners, we have listed each of them in Attachment A. All but 16 of these smelters and refiners are compliant with the relevant CFSP assessment protocols of the CFSI.
Based on the information provided by our suppliers, we do not have sufficient information to conclusively determine the countries of origin of the necessary Subject Minerals in all of our retail merchandise or whether the Subject Minerals in our retail merchandise are from recycled or scrap sources. However, based on information provided by our suppliers and from CFSI, the countries of origin of the Subject Minerals supplied by the smelters and refiners included in Attachment A may include those listed in Attachment B.
Of the 122 smelters and refiners identified in Attachment A, ten are identified by CFSI as sourcing Subject Minerals from Covered Countries. Each of these ten smelters and refiners were determined by CFSI to be compliant with the relevant CFSP assessment protocols of the CFSI. There can be no assurance that the 16 smelters and refiners who are not compliant with the relevant CFSP assessment protocols of the CFSI did not source from Covered Countries.
Except for the retail merchandise supplied by the eleven suppliers whose necessary Subject Minerals were identified as originating from the smelters or refiners identified in Attachment A, we have not been able to determine the facilities used to process the necessary Subject Minerals, the country of origin of the necessary Subject Minerals, or the mine or location of origin of the necessary Subject Minerals in our retail merchandise.
Further Development of Disney’s Conflict Minerals Compliance Program
Given the large number of suppliers from whom we procure retail merchandise, the relatively small portion of the Company’s overall business involved in the sale of merchandise, the relatively small portion of business we believe we represent to many of our suppliers, and the multiple tiers we are removed from the origin of materials in the retail merchandise supplied to us, our efforts with respect to 2014 were devoted to continuing to refine our internal systems for maintaining and retrieving data regarding suppliers and the retail merchandise they supply, as well as surveying suppliers regarding their supply chain practices and reporting based on the responses we received. Since the end of calendar 2013, these efforts included the identification of and responses to risks described above, including encouragement of suppliers to improve their supply chain policies and to source Subject Minerals from (or from sub-suppliers who source from) smelters and refiners who are compliant with the relevant CFSP assessment protocols of the CFSI. We were also able to build on the information we obtained in our earlier survey to refine our list of suppliers and to better identify those who were likely to have supplied us retail merchandise containing Subject Minerals.
Based on the results of the Program for calendar 2013 and 2014, we continue to focus on refining our systems for identifying relevant suppliers and the product categories associated with each supplier and on obtaining additional and more reliable information on each supplier’s own supply chain. We are also continuing to evaluate the overall quality of supply chain practices of our suppliers and the feasibility and impact of encouraging adoption of robust supply chain practices in light of developing supply chain certification programs and in light of the practices of our suppliers.

Attachment A
Smelters and Refiners Identified by Suppliers

The following table identifies each of the smelters and refiners identified by our suppliers as sources of Subject Minerals in retail merchandise manufactured by the supplier. The table includes the name of the smelter or refiner, the Subject Minerals supplied by the smelter or refiner and the location of the smelter or refiner. Our suppliers could not confirm whether each smelter or refiner they used supplied Subject Minerals in retail merchandise manufactured for the Company. Each of the smelters and refiners identified below has been verified as such by CFSI. Our suppliers identified 19 additional sources of Subject Minerals that have not been verified as smelters or refiners by CFSI.

Subject Mineral	Smelter or Refiner Name	Location
Tin	Alpha	USA
Tin	China Tin Group Co., Ltd.	China
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Cooper Santa	Brazil
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S/A	Brazil
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Operaciones Metalurgical S.A.	Bolivia
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT REFINED BANGKA TIN	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	China
Tin	Yunnan Tin Company, Ltd.	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Exotech Inc.	USA
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Global Advanced Metals Boyertown	USA
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany

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Tantalum	H.C. Starck Inc.	USA
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemicals	Japan
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	USA
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germ
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Kennametal Fallon	USA
Tungsten	Kennametal Huntsville	USA
Tungsten	Pobedit, JSC	Russian Federation
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Gold	Aida Chemical Industries Co. Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corporation	Japan
Gold	Asaka Riken Co Ltd	Japan
Gold	Aurubis AG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Faggi Enrico S.p.A.	Italy
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Jiangxi Copper Company Limited	China
Gold	Johnson Matthey Inc	USA
Gold	Johnson Matthey Ltd	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

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Gold	Kennecott Utah Copper LLC	USA
Gold	Kojima Chemicals Co., Ltd	Japan
Gold	LS-NIKKO Copper Inc.	Korea
Gold	Materion	USA
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd	China
Gold	Metalor technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	USA
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	Turkey
Gold	Nihon Material Co. LTD	Japan
Gold	Ohio Precious Metals, LLC	USA
Gold	Ohura Precious Metal Industry Co., Ltd	Japan
Gold	PAMP SA	Switzerland
Gold	PX Précinox SA	Switzerland
Gold	Rand Refinery (Pty) Ltd	South Africa
Gold	Republic Metals Corporation	USA
Gold	Royal Canadian Mint	Canada
Gold	SEMPSA Joyería Platería SA	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co. Ltd	China
Gold	Tokuriki Honten Co., Ltd	Japan
Gold	Umicore Brasil Ltda	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	USA
Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Ausralia
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	Japan
Gold	Yokohama Metal Co Ltd	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

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Attachment B
Countries of Origin

Angola	Madagascar
Argentina	Malaysia
Austria	Mongolia
Australia	Mozambique
Belgium	Myanmar
Bolivia	Namibia
Brazil	Netherlands
Burundi	Nigeria
Canada	Peru
Central African Republic	Portugal
Chile	Republic of Congo
China	Russia
Columbia	Rwanda
Cote D'Ivoire	Sierra Leone
Czech Republic	Singapore
Djibouti	Slovakia
Egypt	South Africa
Estonia	South Korea
Ethiopia	South Sudan
France	Spain
Germany	Suriname
Guyana	Switzerland
Hungary	Taiwan
India	Tanzania
Indonesia	The Democratic Republic of Congo
Ireland	Uganda
Israel	United Kingdom
Japan	United Stated of America
Kazakhstan	Vietnam
Kenya	Zambia
Laos	Zimbabwe
Luxembourg

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